Putnam Tax Free High Yield Fund, Semi annual Report, 1/31/05



Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended January 31, 2005 Putnam Management has
assumed $20,692 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters (including those described in Note 6).

72DD1 (000s omitted)		Class A	19,470
					Class B	 3,783
					Class C	   224

72DD2 (000s omitted)		Class M	   155

73A1					Class A	0.311880
					Class B	0.270785
					Class C	0.260777

73A2					Class M	0.292685

74U1	(000s omitted)		Class A	 61,041
					Class B	 13,515
					Class C	    863

74U2	(000s omitted)		Class M	    508


74V1					Class A	12.90
					Class B	12.92
					Class C	12.91

74V2					Class M	12.90